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                                                                   EXHIBIT 4(hh)

                              FORM OF AMENDMENT TO

                              JANUS ADVISER SERIES

                        INVESTMENT SUB-ADVISORY AGREEMENT

                       JANUS ADVISER SMALL CAP VALUE FUND

         THIS AMENDMENT is made this ___ day of September, 2003, between JANUS CAPITAL MANAGEMENT LLC, a Delaware limited liability company ("Janus"), and BAY ISLE FINANCIAL LLC, a Delaware limited liability company ("Bay Isle").

                               W I T N E S S E T H

         WHEREAS, Janus and Bay Isle are parties to an Investment Sub-Advisory Agreement on behalf of Janus Adviser Small Cap Value Fund (the "Fund"), a series of Janus Adviser Series, a Delaware statutory trust (the "Trust"), dated December 10, 2002, (the "Agreement");

         WHEREAS, the parties desire to amend the Agreement as set forth in greater detail below;

         WHEREAS, pursuant to Section 11 of the Agreement, any amendment to the Agreement is subject to approval by (i) a majority of the Trustees, including a majority of the Trustees who are not interested persons (as that phrase is defined in Section 2(a)(19) of the 1940 Act) of the Trust or Janus, Bay Isle or their affiliates, and (ii) if required by applicable law, by the affirmative vote of a majority of the outstanding voting securities of the Fund (as that phrase is defined in Section 2(a)(42) of the 1940 Act);

         WHEREAS, the parties have obtained Trustee approval as set forth above, and the parties agree that a shareholder vote is not required to amend the Agreement; and

         WHEREAS, the name of Janus Adviser Small Cap Value Fund has been changed to Janus Adviser Small Company Value Fund effective September ___, 2003;

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth below, the parties agree to amend the Agreement as follows:

         1. All references to "Janus Adviser Small Cap Value Fund" shall be replaced with "Janus Adviser Small Company Value Fund."

         2. The parties acknowledge that the Agreement, as amended, remains in full force and effect as of the date of this Amendment, and that this Amendment, together with the Agreement and any prior amendments, contains the entire understanding and the full and

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complete agreement of the parties and supercedes and replaces any prior understandings and agreements among the parties respecting the subject matter hereof.

         3. This Amendment may be contemporaneously executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date first above written.

                                       JANUS CAPITAL MANAGEMENT LLC

                                       By:______________________________________
                                          Kelley Abbott Howes, Vice President

                                       BAY ISLE FINANCIAL LLC

                                       By:______________________________________
                                       Name:____________________________________
                                       Title:___________________________________